Exhibit 99.1

China Green Agriculture, Inc. Announces the Completion of the Settlement of the Class Action Lawsuit

XI'AN, China, Aug. 15, 2014 /PRNewswire/ -- China Green Agriculture, Inc. (NYSE:  CGA; "CGA" or the "Company") which produces and distributes humic acid-based compound fertilizers and other varieties of compound fertilizers and agricultural products, today announced that, on August 12, 2014, the United States District Court for the State of Nevada had given its final approval to the settlement of the securities class action pending against the Company and certain of its current and former officers and directors since October 15, 2010.  As a result, all of the securities law claims that had been filed against the Company have now been resolved and dismissed.  The Company's insurers funded the full amount of the settlement ($2.5 million).

"After the settlement of the derivative actions against the Company on April 5, 2012, the class action was the only lawsuit still pending. We are pleased that it, too, now comes to an end," said Tao Li, Chairman and Chief Executive Officer of the Company, "The settlement is a significant step forward for us and helps us advance our goals of focusing on building our business and to maximizing shareholder value."

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, blended fertilizers, organic compound fertilizers, mixed organic-inorganic compound fertilizers, slow-release fertilizers, highly concentrated water soluble fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng") and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 125 different kinds of fertilizer products as of June 30, 2014, all of which are certified by the government of the People's Republic of China ("PRC") as "Green Food Production Materials", as certified by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products through 926 distributors in 27 provinces, four autonomous regions, and 3 central government controlled municipalities in PRC. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizers, blended fertilizers, organic compound fertilizers, and mixed organic-inorganic compound fertilizers. As of June 30, 2014, Gufeng produced and sold 328 different kinds of fertilizer products, and marketed its products through 263 distributors among China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Mr. Fang Wang (English and Chinese)
Tel: +86-29-88266383
Email: wangfang@cgagri.com